Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Amendment No. 7 to Registration Statement No. 333-191460 of our report dated February 28, 2013, relating to the consolidated financial statements of Americas Styrenics LLC and its subsidiaries as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

January 24, 2014